Employer Initial:__________                         Employee Initial:__________
Date:__________                                                 Date:__________

                                CONTRACT BETWEEN
                   CARDINAL AIRLINES, INC. and Maviation, LLC.

This Agreement made, effective as of October 14, 1998, by and between Cardinal Airlines, Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business at 1380 Sarno Road Suite "B", Melbourne, Florida 32935 hereinafter referred to as ("Cardinal"), and Maviation, LLC. having its principal place of business at 3232 Mission St., San Francisco, CA 94110 hereinafter referred to as ("Maviation").

For the reasons in consideration of the mutual promises and agreements set forth in this agreement, Cardinal and Maviation agree as follows:

1. Objective and Scope

1.1 Contract and Acceptance. Cardinal hereby employs, engages, and hires Maviation to provide expertise to direct, monitor and oversee Cardinal's initial
Part 121 Certification process and Maviation hereby accepts and agrees to such hiring and engagement.

1.2 Work Scope. The scope of work for this project will be to act as the single point of contact and liaison between the FAA and Cardinal. The specific work task would be to direct and monitor the overall certification process for Cardinal. One of the most difficult parts of this task is the development of the complete set of required manuals. Maviation has a set of manuals that may be modified to agree with the Cardinal's organization and operating philosophies and procedures.

1.3 Deliverables. Maviation will provide Cardinal with an effective strategic plan and cost efficient Part 121 Certification process that will result in receiving their operating Certificate in the shortest period of time, which is expected to be six months.

2.       Term of Contract

2.1 Term of Contract. The contract term shall begin on the date that Cardinal completes its planned Initial Public Offering, or prior to that date if agreed to by both parties. This contract will remain in effect until such time as the Air Carrier Certificate is issued by the FAA.

3. Professional Fees and Terms

 3.1 Expenses. Maviation's daily rate is $800.00 per day. In addition to the daily rate, usual, reasonable and customary out of pocket expenses incurred by Maviation in connection with the project, including travel and lodging, shall be reimbursed to Maviation.

3.2 Expense Approval. Prior to incurring any expenses other than normal expenses as outlined in 3.1 above, Maviation is required to obtain authorization from Cardinal in regard to said expense. Maviation will be required to provide appropriate vouchers and receipts for such expenses to Cardinal prior to such reimbursement considerations. Cardinal maintains the right to deny reimbursement of any unauthorized expense.

3.3 Invoice and Payment. Maviation will Invoice Cardinal on a bi-monthly basis, and invoices become due and payable upon receipt.

4. Termination

4.1 Termination Due to Discontinuance of Business. In the event that Cardinal shall discontinue operating its business, then this agreement shall terminate as of the day in which Cardinal ceases operations with the same force and effect as if such were originally set as the expiration date of this agreement.

5. Confidential Information

5.1 Confidentiality & Trade Secrets. It is the intent of Cardinal to have Maviation assist in the development of operational projections and to engage Maviation in the procurement of its FAA 121 Commercial Airline Operators Certificate. During the course of this Contract, Maviation will receive information from Cardinal, which is considered to be private and proprietary to Cardinal. This proprietary, confidential information including but not limited to, Business plans, fundraising methods and strategies, operational strategies, including conditions and situations pertaining to Melbourne International Airport and proposed route structures shall not be divulged. Maviation shall not disclose, divulge or reveal any of the aforementioned confidential information to any person, firm, corporation or other entity in any manner without the specific, prior written authorization by an officer of Cardinal, and that any breach of the terms of this section shall be a breach of this agreement.

5.2 Maviation's Inability to Contract for Cardinal. In spite of anything contained in this contract to the contrary, Maviation shall not have the right to make any contracts or commitments for or on behalf of Cardinal without proper authorization.

6. Agreements

6.1 Modification of Agreement. Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

6.2 Effect of Partial Invalidity. The invalidity of any portion of this agreement will not and shall not be deemed to affect the validity of any other provision, in the event that any provision of this agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

6.3 Entire Agreement. This agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this agreement.

7. General

7.1 Governing Law. It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida.

7.2 No Waiver. The failure of either party to this agreement to insist upon the performance of any of the terms and conditions of this agreement, or the waiver of any breach of any of the terms and conditions of this agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

7.3 Attorney Fees. In the event that any action is filed in relation to this agreement, each party shall be responsible to pay for all his or her own sums and attorney's fees.

7.4 Notices. Any notice provided for or concerning this agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective address of each party as set forth at the beginning of this agreement.

7.5 Assignability; Successors. Maviation hereunder, may not assign this Contract Agreement, and Maviation's rights and obligations. Cardinal may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of Cardinal hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

In witness whereof, each party to this agreement has caused it to be executed at 1380 Sarno Road Suite "B", Melbourne, FL 32935 on the date indicated below.


          /S/                                               /S/
__________________________                           _________________________
Cardinal Airlines Inc.                               Maviation, LLC.
Lawrence A. Watson                                   Thomas L. Vandervelde
President and C.E.O.                                 President

Date: _______________                                Date: _______________


                                           /S/
                           Witness: ___________________